Exhibit 10.3

December 18, 2025

Derek L. Graham Magna, UT

Dear Derek,

After discussions with you and a review of your skills, knowledge and experience, the associates of ClearOne Inc. (“CLRO”) believe you would be an excellent addition to our team. We are pleased to extend to you an offer of employment as Chief Executive Officer.

Listed below is an outline of our offer and benefits.

Start Date: Friday, January 2nd 2026 or to be determined by mutual agreement.

End Date: Saturday, February 28th 2026 with a potential extension to Tuesday, March 31st 2026 if required by CLRO. Prior notice of this potential extension is to be provided at least two weeks prior to March 31st.

Fixed Term: This Agreement is for a fixed term and may be terminated early only for cause or for good reason as defined below:

  Cause (the Company may terminate):
  Serious misconduct or gross negligence by employee;
  Material breach of this agreement not cured after written notice;
  Conviction of a felony or crime involving dishonesty.
  Good Reason (employee may resign):
  Material breach by the Company not cured after written notice;
  Significant reduction in employee’s duties, pay, or benefits without consent.

Compensation: The monthly base salary for this exempt position is $12,500, paid bi-weekly. All compensation is subject to adjustment at the discretion of the Compensation Committee of CLRO’ Board of Directors.

Retention Bonus: A retention bonus of $15,000.00 will be paid if your employment is not terminated prior to the conclusion of the Fixed Term described in this Agreement.

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Personal Time Off: Since this is a part-time position, you will not accrue PTO. However, CLRO provides 8 paid holidays, and 2 floating holidays per calendar year.

Company Benefits: You are not eligible for a benefits package.

To accept this offer, please sign and email eric.robinson@clearone.com by close of business 31, December, 2025. If you have any questions or need additional information, please do not hesitate to contact.

Sincerely,

/s/ Eric Robinson

Eric Robinson

Chairman, Board of Directors

/s/ Derek Graham	23/12//2025
Signed and Accepted	Date